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                                                                    Exhibit 10.1

                      Compensation of Independent Directors

On March 2, 2006, the Board of Directors of Harris Preferred Capital Corporation determined that, effective January 1, 2006, the annual compensation of independent directors of Harris Preferred Capital Corporation is increased from $10,000 to $12,000, and the fee to each independent director for each attendance (in person or by telephone) at each meeting of the Board of Directors or the audit committee is increased from $750 to $1,000.